AVON PRODUCTS, INC.
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Amended and Restated as of February 8, 2016)

I. PURPOSE
1.1 The purpose of the Avon Products, Inc. Compensation Plan for Non-Employee Directors (this “Plan”) is to provide a comprehensive compensation program to attract and retain qualified individuals who are not employed by Avon Products, Inc. (the “Company”) or its subsidiaries to serve on the Company’s Board of Directors. In particular, this Plan aligns the interests of such directors with those of the Company’s shareholders by providing that a significant portion of such directors’ compensation is directly linked to the value of the Company’s common stock.
 II. CASH RETAINERS
2.1 Annual Board Retainer. Each non-employee director shall be entitled to receive an annual cash retainer for his or her Board service, in such amount as determined by the Board of Directors from time to time, which shall be payable in quarterly installments.
2.2 Committee Retainer. A non-employee director appointed as a member of a standing committee of the Board of Directors shall receive an annual cash retainer in such amount as determined by the Board of Directors from time to time. Committee retainers shall be paid within thirty days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders. These committee retainers are in addition to the annual retainer set forth in Section 2.1 above.
2.3 Retainer for Committee Chairs. A non-employee director appointed to chair a standing committee of the Board of Directors shall be paid an annual cash retainer in such amount as determined by the Board of Directors from time to time. Committee chair retainer fees shall be paid within thirty days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders. These committee chair retainers are in addition to the retainers set forth in Sections 2.1 and 2.2 above.
2.4 Lead Independent Director or Chairman Retainer. A non-employee director appointed as lead independent director or Chairman may be paid an annual cash retainer in such amount as determined by the Board of Directors from time to time. Such retainer shall be paid within thirty days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders. Such retainer is in addition to the retainers set forth in Sections 2.1, 2.2 and 2.3 above.
2.5 Pro-Rata Retainer. A non-employee director who commences service after the Annual Meeting of Shareholders shall be entitled to a pro-rated annual cash retainer as well as pro-rated annual committee, committee chair, and chairman or lead independent director retainers, as applicable, and as approved by the incumbent non-employee directors in such year. The amount of the retainer(s) shall be determined based on the number of months during the year that a new non-employee director is in active service. The pro-rated portion of the annual retainer, annual committee, committee chair, and chairman or lead independent director retainers, if any, are payable at the next regularly scheduled quarterly payment for the incumbent non-employee directors.
2.6 Deferred Cash Alternative. Each non-employee director annually may elect to have all or a part of his or her cash compensation under this Article II deferred for payment in accordance with the provisions of the Board of Directors of Avon Products, Inc. Deferred Compensation Plan (the “Director Deferral Plan”).
III. EQUITY AWARDS
3.1 Company’s Stock Incentive Plan. Grants of equity awards made under this Plan shall be made under the Company’s stock incentive plan that is in effect from time to time (“Stock Plan”). The terms “Fair Market Value” and “Stock” used in this Article III shall have the meanings set forth in the Stock Plan.
3.2 Annual Retainer Grants. At the close of business on the date of each Annual Meeting of Shareholders, each non-employee director who then continues as a member of the Board of Directors may be granted restricted stock units in such amounts as determined by the Board of Directors from time to time. Notwithstanding the foregoing, the Board of Directors may grant any one or more of the awards set forth under the Stock Plan in such amounts and on such terms as determined by the Board of Directors from time to time.
3.3 Vesting Period. A non-employee director’s restricted stock units shall vest on the date of the next Annual Meeting of Shareholders following the date of grant, provided that such non-employee director has served as a member of the Board of Directors for the entirety of his or her annual term. If the non-employee director ceases to be a member of the Board of Directors before the expiration of his or her annual term at the next Annual Meeting of Shareholders (except as provided in Section 3.5 below), then the restricted stock units shall be forfeited. Forfeiture of restricted stock units, whether vested or unvested, will result with respect to a non-employee director who, without the Company’s written consent and while serving as a member of the Board of Directors, becomes employed by, or provides consulting services to, a company substantially engaged in a business that is competitive with a principal business conducted by the Company.
3.4 Payment of Restricted Stock Units. A non-employee director’s vested restricted stock units shall be paid to the non-employee director (or, if he or she is dead, to his or her estate) within 30 days after such non-employee director ceases to serve as a member of the Board of Directors (to the extent such cessation constitutes a “Separation from Service” under Section 409A of the Internal Revenue Code). Vested restricted stock units may be paid, as determined by the Board of Directors, in shares of Stock or in cash equal to the Fair Market Value of the shares of Stock on the date that the non-employee director ceases to serve as a member of the Board of Directors (to the extent such cessation constitutes a “Separation from Service” under Section 409A of the Internal Revenue Code).
3.5 Earlier Vesting and Payment. Notwithstanding anything in this Article III to the contrary, a non-employee director’s restricted stock units shall immediately become vested in the event of, and will be paid within 30 days after such non-employee director’s death. Such restricted stock units may be paid, as determined by the Board of Directors, in shares of Stock or in cash equal to the Fair Market Value of the shares of Stock on the date of the non-employee director’s death. In addition, the Board of Directors reserves the right to accelerate vesting of a non-employee director’s restricted stock units in the event that the non-employee director involuntarily and without cause ceases to serve as a member of the Board of Directors or in the event of any other similar cessation of service, as determined by the Board of Directors in its sole discretion; provided, however, that payment of any such restricted stock units shall be in accordance with Section 3.4 above.

3.6 Voting and Dividends. A non-employee director does not have the right to vote any restricted stock units or to receive dividends on them prior to the date such restricted stock units are paid to the non-employee director in the form of shares of Stock. However, unless otherwise determined by the Board of Directors, prior to settlement of a restricted stock unit, a non-employee director shall be entitled to dividend equivalent rights so that the non-employee director will receive a cash payment in respect of the shares of Stock in amounts that would otherwise be payable as dividends with respect to such number of shares of Stock, when and as dividends are paid.
3.7 Pro-Rata Awards. A non-employee director who commences service after the Annual Meeting of Shareholders will receive a pro-rated equity award at the next Annual Meeting of Shareholders based upon the Fair Market Value of the equity award granted to the incumbent non-employee directors in the year in which such director was appointed. The amount of the award shall be determined based on the number of months during the year that a new non-employee director is in active service.
IV. OTHER BENEFITS
4.1    Life Insurance Coverage. Each non-employee director is provided with group term life insurance coverage, in such amounts as may be determined by the Board of Directors from time to time.
4.2    Charitable Award Program. Each non-employee director may participate in the matching charitable gift program available to Avon Associates.

V. ADDITIONAL PROVISIONS
5.1 This Plan shall be administered by the Board of Directors, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the Stock Plan shall be applicable to equity awards granted under this Plan.
5.2 This Plan may be suspended or terminated at any time by action of the Board of Directors. Notwithstanding any such suspension or termination, amounts deferred under Section 2.6 above shall continue to be payable in accordance with the terms of the Director Deferral Plan, and any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time of such suspension or termination, the Stock Plan or a prior stock plan, as applicable, and any applicable stock incentive award agreements.
5.3 Unless otherwise provided by the Board of Directors, the right to receive any compensation under this Plan, whether under new or outstanding equity awards, may not be transferred, assigned, or subject to attachment or other legal process.
5.4 To the extent any amounts paid under this Plan are subject to Section 409A of the Internal Revenue Code, this Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.
5.5 Subject to Sections 5.3 and 5.4 above, any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time such awards were granted.
5.6 This Plan shall be governed by and subject to the laws of the State of New York and applicable Federal laws.
The Company has caused this Plan to be amended and restated as of February 8, 2016.

AVON PRODUCTS, INC.
By:	/s/ Jeff Benjamin
Name: Jeff Benjamin Title: Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

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